Exhibit 10.17

LEXINGTON REALTY TRUST
NONVESTED SHARE AGREEMENT
(Performance and Service)

This LEXINGTON REALTY TRUST NONVESTED SHARE AGREEMENT (PERFORMANCE AND SERVICE) (this “Agreement”) is effective as of January 1, 2017 (the “Effective Date”) by and between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”) and ___________________ (the “Participant”).
WITNESSETH THAT:
WHEREAS, the Participant, as an employee of the Company, is eligible to participate in the Lexington Realty Trust 2011 Equity-Based Award Plan (the “Plan”), and understands and recognizes that terms within the Agreement that begin with initial capital letters have the definitions set forth below or in the Plan; and
WHEREAS, the Compensation Committee of the Board of Trustees of the Company (the “Compensation Committee”) has approved this grant of an award to the Participant of the common shares of the Company, par value $0.0001 (“Company Shares”), herein, subject to the terms and conditions of the Plan and this Agreement, in order to incentivize the Participant’s performance, to enable the Participant to acquire an additional equity interest in the Company and to retain the Participant over the term of this Agreement.
NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Shares.
Subject to the restrictions and terms and conditions set forth in this Agreement and the Plan, including the vesting requirements set forth in Section 2 hereof, the Company hereby grants to the Participant, as of the Effective Date: (i) [For Eglin, Roskind, Rouse and Bonventre: subject to approval of the Plan by the stockholders of the Company at the Company’s 2017 annual meeting of stockholders,] a Performance Compensation Award consisting of: (x) __________ Company Shares (the “Index Shares”) and (y) __________ Company Shares (the “Peer Group Shares,” and, together with the Index Shares, collectively, the “Performance Company Shares”), and (ii) a Restricted Share Award consisting of _____________ Company Shares (the “Restricted Shares,” and, together with the Performance Company Shares, collectively, the “Nonvested Company Shares”).
The Participant agrees that the Participant’s ownership of the Nonvested Company Shares, until vesting, if any, is determined to have occurred upon the expiration of the applicable Performance Period, shall be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant’s name.
2.Vesting of Company Shares. Except as otherwise provided in Section 3 below:
[For Eglin, Roskind, Rouse and Bonventre: Subject to Section 1 above,] [t]he Performance Company Shares shall vest and become fully vested after December 31, 2019 (the

“End Date”), only if and to the extent (i) the Participant remains in Continuous Service from the Effective Date through the End Date (the “Performance Period”), and (ii) the Company attains during the Performance Period the applicable performance goals, as set forth on Appendix A hereto (the “Performance Goals”) as determined by the Compensation Committee within thirty (30) days following the End Date. Vesting shall occur only pursuant to the performance conditions, as set forth in Appendix A and as determined by the Compensation Committee in its sole and absolute discretion. The Performance Company Shares which do not vest following the Performance Period shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Performance Company Shares.
One-third of the Restricted Shares shall vest and become fully vested on January 1st of each of 2018, 2019 and 2020, so long as the Participant remains in Continuous Service from the Effective Date through the applicable vesting date.
3.    Nontransferability and Acceleration/Forfeiture.
The Participant acknowledges that prior to the date on which vesting, if any, is determined to have occurred pursuant to Section 2 above or upon the expiration of the applicable Performance Period, the Nonvested Company Shares may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the date on which vesting, if any, is determined to have occurred, as set forth in Section 2 hereof, and subject to the satisfaction of any tax obligations in accordance with Section 5 hereof, the restrictions set forth in this Agreement with respect to the applicable Nonvested Company Shares theretofore shall lapse and such Nonvested Company Shares shall be released from the Company’s restricted CUSIP file and be vested Company Shares.
Subject to the terms and conditions of any definitive written employment agreement between the Participant and the Company or, if no such definitive written employment agreement exists, any written executive severance policy then in effect (a “Service Agreement”), [For Eglin, Roskind, Rouse and Bonventre: (i)] if the Participant’s Continuous Service ends prior to vesting (if any) at the complete expiration of the Performance Period, the Participant agrees that all of the Nonvested Company Shares, that are nonvested in accordance with Section 2(a) and (b) hereof as of the date of such termination, together with any dividends or distributions on account of such Nonvested Company Shares held by the Company for the Participant, shall be immediately and unconditionally forfeited and will revert to the Company [For Eglin, Roskind, Rouse and Bonventre: or (ii) if the stockholders of the Company fail to approve the Plan at the 2017 annual stockholder meeting of the Company the Participant agrees that all of the Nonvested Company Shares, that are nonvested in accordance with Section 2(a) hereof as of the date of such failure to receive stockholder approval, together with any dividends or distributions on account of such Nonvested Company Shares held by the Company for the Participant, shall be immediately and unconditionally forfeited and will revert to the Company, in each case,] without any action required by the Participant or the Company.
4.    Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Nonvested Company Shares for record dates occurring on or after the date of this Agreement and prior to the date any such Nonvested Company Shares are forfeited in accordance with this Agreement, except that any and all dividends or distributions with respect to the Performance Company Shares declared prior to vesting (if any) at the expiration of the applicable Performance Period shall be held by the Company for the Participant and shall be paid, without any interest, to the Participant upon such vesting (if any) at the expiration of the applicable Performance Period, unless either (i) not vesting pursuant to Section 2 above, or (ii) being forfeited in accordance with Section 3(b) hereof.
5.    Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the vesting (if any) of the Nonvested Company Shares and agrees that such obligations must be met. To ensure payment of such tax obligations, vested Company Shares otherwise deliverable to the Participant pursuant hereto shall be automatically withheld in full satisfaction of such tax obligations in an amount equal to the minimum statutory withholding tax obligation, with such delivery to be specifically exempted from Section 16(b) of the Securities Exchange Act of 1934, as amended. To the extent any additional tax obligations arise exceeding the minimum statutory withholding tax amount, the Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Nonvested Company Shares first become includible in the Participant’s gross income for income or employment tax purposes. The Participant hereby notifies the Company that Participant will not make an election with respect to any portion of the Company Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.
6.    Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an employee or in any other capacity, or to interfere with the Company’s right to discharge Participant at any time for any reason whatsoever.
7.    Receipt and Acceptance of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.
8.    Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and Participant’s heirs, executors, administrators and legal representatives.
9.    Governing Law. This Agreement and the obligation of the Company to transfer Company Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company shall, in its sole discretion, determine to be necessary or applicable. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
10.    Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.
11.    Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Participant has executed this Agreement effective as of the date first above written.

LEXINGTON REALTY TRUST
By:
Name:
Title: Authorized Officer

PARTICIPANT

Appendix A

The percentage of the Index Shares that will become vested at the end of the Performance Period will be based on the Percentile Rank of the Company’s Total Return relative to the Total Return of each of the companies in the Index for the Performance Period as set forth below:

Percentile Rank	Number of Index Shares Vested
At least the 75th percentile and including the 100th percentile	100%	Maximum
At least 50th percentile but less than 75th percentile	50%	Target
At least 33rd percentile but less than 50th percentile	25%	Threshold
Less than 33rd percentile	0%

The percentage of the Peer Group Shares that will become vested at the end of the Performance Period will be based on the Percentile Rank of the Company’s Total Return relative to the Total Return of each of the companies in the Peer Group for the Performance Period as set forth below:

Percentile Rank	Number of Peer Group Shares Vested
At least the 75th percentile and including the 100th percentile	100%	Maximum
At least 50th percentile but less than 75th percentile	50%	Target
At least 33rd percentile but less than 50th percentile	25%	Threshold
Less than 33rd percentile	0%

The number of Performance Company Shares that will become vested shall be interpolated on a straight line basis between the Threshold and Target and Target and Maximum set forth in the applicable chart above.

“Index” means the SNL US Equity REIT Index (or a successor index selected by the Compensation Committee if such index ceases to exist), except any company that (1) ceases to be publicly traded at any point during the Performance Period or (2) was added to the Index during the Performance Period, shall be excluded from the Index. In lieu of excluding any company from the Index altogether, if the Participant’s compensation is not subject to the limitations of Code Section 162(m), the Compensation Committee may adjust the calculation of Index Total Return to the extent determined by the Compensation Committee in its reasonable discretion.

“Percentile Rank” shall be calculated using the following formula:

Percentile Rank = (N-R)/(N-1)

Where:

N = the number of companies in the Index Group or Peer Group, as applicable, including the Company.

R = the numeric rank of the Company’s Total Return relative to the Index Group or Peer Group, as applicable, where the highest return in the group is ranked the 100th Percentile Rank and the lowest return in the group is ranked the 0th Percentile Rank.

The Percentile Rank shall be rounded to the nearest whole percentage.

“Peer Group” means the competitor peer group consisting of: Communications Sales & Leasing, Inc., EPR Properties; Getty Realty Corp.; Gramercy Property Trust, Inc.; Monmouth Real Estate Investment Corporation; National Retail Properties, Inc.; Realty Income Corporation; Select Income REIT; Spirit Realty Capital, Inc.; Stag Industrial, Inc.; Vereit, Inc.; and W.P. Carey Inc. Any such company shall be removed from the Peer Group if it ceases to be publicly traded at any point during the Performance Period. At any time and from time to time, the Compensation Committee may make equitable adjustments to the composition of the Peer Group to manage any extenuating circumstances that may develop during the Performance Period; provided that such modification shall not increase the amount otherwise payable under any Award that is designated as being intended to be exempt from Code Section 162(m).

“Share” means a share of common equity of the Company or a company in the Index or the Peer Group, as applicable.

“Share Price” means, (i) with respect to a purchase, the average closing price on the stock exchange a Share is then listed for the twenty consecutive trading days with the first day of such period on the date of purchase, or (ii) with respect to a sale, the average closing price on the stock exchange a Share is then listed for the twenty consecutive trading days with the last day of such period on the date of sale.

“Total Return” means, with respect to the Performance Period, the compounded total annual return that would have been realized by a shareholder who (1) bought one Share on the first day of the Performance Period at the Share Price, (2) reinvested each dividend or other distribution declared during the Performance Period with respect to such Share (including any other Shares previously received upon reinvestment of dividends or other distribution) in additional Shares at the Share Price on the applicable dividend payment date and (3) sold such Shares on the last day of the Performance Period at the Share Price on such date. As set forth in, and pursuant to, Section 9(d)(ii) of the Plan, appropriate adjustments to the Total Return shall be made to take into account all events contemplated therein that occur during the Performance Period. In calculating Total Return, it is the current intention of the Compensation Committee to use total return to stockholders data available from one or more third party sources, although the Compensation Committee reserves the right to retain the services of a consultant to analyze relevant data or perform calculations in its reasonable discretion for any calculations required hereunder.